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                     February 9, 2023

       Corey Sheahan
       General Counsel & Secretary
       Acreage Holdings, Inc.
       366 Madison Avenue, 14th Floor
       New York, New York, 10017

                                                        Re: Acreage Holdings,
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed February 9,
2023
                                                            File No. 000-56021

       Dear Corey Sheahan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Kevin J. Roggow